Exhibit 99.2

Contact:

Julio A. Torres
Chief Executive Officer

Andina Acquisition Corp. II

(646) 565-3861

FOR IMMEDIATE RELEASE

ANDINA ACQUISITION CORP. II ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

New York, NY, December 1, 2015 – Andina Acquisition Corp. II (NASDAQ: ANDAU) (the “Company”) announced today that it has completed its initial public offering of 4,000,000 units. Each unit consists of one ordinary share, par value $.0001 per share, one right to receive one-seventh of one ordinary share upon consummation of an initial business combination and one warrant entitling the holder to purchase one-half of one ordinary share at a price of $11.50 per full share commencing on the later of the Company’s completion of its initial business combination or November 24, 2016. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $40,000,000 to the Company. EarlyBirdCapital, Inc. acted as lead managing underwriter for the offering. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Investor Relations, 212-661-0200.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $40,600,000 (or $10.15 per share sold in the offering) was placed in trust. An audited balance sheet of the Company as of December 1, 2015 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Andina Acquisition Corp. II is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company initially intends to focus on target businesses in the Andean region of South America and in Central America.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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